EXHIBIT 10.9

FORM OF RESTRICTED STOCK AGREEMENT

☐ Recipient’s Copy
☐ Company’s Copy

COSTAR GROUP, INC.

RESTRICTED STOCK AGREEMENT
1998 STOCK INCENTIVE PLAN

To: _____________

     CoStar Group, Inc. (the “Company”) has granted you an award of restricted stock under the CoStar Group, Inc. 1998 Stock Incentive Plan (“Plan”) on the terms and conditions set forth below:

     1. Grant of Restricted Stock. The Company hereby grants to you ___ shares (the “Shares”) of common stock of the Company (the “Common Stock”) at the purchase price of $___ per share, subject to the terms and conditions set forth below (the “Stock Grant”). The Date of Grant is ___ (the “Date of Grant”).

     2. Governing Plan. This Stock Grant is subject in all respects to the applicable provisions of the Plan, a copy of the current form of which is attached. By signing this agreement (the “Agreement”), you acknowledge receiving the Plan. This Agreement incorporates the Plan by reference and specifies other applicable terms and conditions. All terms not defined by this Agreement have the meanings given in the Plan. Whenever a conflict may arise between the terms of this Agreement and the Terms of the Plan, the terms of the Plan shall control.

     3. Lapse of Restrictions. The schedule for the lapse of the restrictions on the Stock Grant is as follows:

a.	The Stock Grant shall be vested on the following schedule:

i.	One Fourth, on or after the first anniversary of the Date of Grant;

ii.	One Half, on or after the second anniversary of the Date of Grant;

iii.	Three Fourths, on or after the third anniversary of the Date of Grant;

iv.	Fully, on or after the fourth anniversary of the Date of Grant.

[The vesting schedule may vary for different employees based on the recommendation of the Compensation Committee.]

b.	The Stock Grant shall vest immediately upon the occurrence of a Change in Control, as defined in the Plan.

     4. Termination as [Director / Employee]. Notwithstanding Section 3 above, if your service as a [Director/Employee] of the Company is terminated, the Grant shall immediately terminate and be cancelled to the extent it is not vested on the date of your termination as a [Director/Employee], and any Shares subject to this Agreement which have not vested on or before that date shall be forfeited.

     5. Restriction on Sale or Other Transfer. You shall not sell, pledge, assign, transfer, hypothecate or otherwise dispose of any unvested portion of the Stock Grant, and such unvested portion of the Stock Grant shall not be subject to execution, attachment or similar legal process. Any attempt to sell, pledge, assign, transfer, hypothecate or otherwise dispose of any unvested portion of the Stock Grant, or to subject such unvested portion of the Stock Grant to execution, attachment or similar legal process, shall be null and void.

     6. Procedure for Issuance of Shares. Following the Date of Grant, the Company will issue stock certificates in your name for the Shares, but the stock certificates will remain in the Company’s custody, and the stock certificates will contain a legend describing the restrictions. As soon as practicable after all or any portion of the Stock Grant has vested as provided in Section 3, the Company shall issue new stock certificates for those Shares, provided that

(a)	you have complied with any requests for representations under the Plan;

(b)	the Company has received proof satisfactory to the Company that a person seeking to receive the Shares after your death or disability is authorized and entitled to receive the Shares; and

(c)	you have satisfied any federal, state, or local tax withholding obligations.

The Company will round down any fractional Shares but will not make any cash or other payments in settlement of fractional shares eliminated by rounding. If the Stock Grant has not then fully vested, the Company will carry forward the fractional Shares rather than eliminating them. The Company, in its sole discretion, may also use alternatives to issuing physical stock certificates, such as “book entry only” recordation.

     7. Corporate Change. To the extent the Plan provides, if you are then an employee or director and the Company (i) dissolves or liquidates or sells substantially all of its assets to another corporation, (ii) merges, consolidates, or reorganizes in a manner in which the Company is not the surviving corporation, or (iii) takes part in any other Substantial Corporate Change (as defined in the Plan), then, at the sole discretion of the Board and to the extent the law permits, the Stock Grant will:

(I)	be or become exercisable in full before such event and then terminate or

(II)	continue in full force and effect and, if applicable, the surviving corporation or an affiliate of the surviving corporation will be required to assume the Stock Grant and/or substitute a similar Stock Grant or award in place of the Stock Grant.

Subject to the preceding paragraph, if any change is made in the Common Stock, without the Company’s receiving consideration (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other transaction not involving the Company’s receipt of consideration), the Board will adjust the Stock Grant as to the class(es) and number of shares and price per share of securities subject to the Stock Grant, with the Board’s adjustments being final, binding, and conclusive. The conversion of any convertible securities of the Company will not be treated as a “transaction not involving the Company’s receipt of consideration.”

     8. Compliance with Securities Laws. Upon the acquisition of any Shares pursuant to this Agreement, you shall enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or this Agreement. Nothing herein obligates the Company to register or qualify the Shares pursuant to any federal or state securities laws.

     9. Compliance with Laws. Notwithstanding any of the other provisions hereof, you agree that the Company will not be obligated to issue any Shares pursuant to this Agreement, if issuing the Shares would violate any provision of any law or regulation of any governmental authority. Notwithstanding anything to the contrary in Section 6, the certificates representing the Shares of Common Stock issued pursuant to this Agreement will be stamped or otherwise imprinted with legends in such form as the Company may require with respect to any applicable restrictions on sale or transfer.

     10. Voting and Other Rights. Subject to the provisions of the Plan and this Agreement, you shall have all of the powers, preferences, and rights of a holder of Common Stock with respect to the Shares comprising the Stock Grant, including the right to vote the Shares and the right to dividends and other distributions, if any. You agree and understand that nothing contained in this Agreement provides, or is intended to provide, you any protection against potential future dilution of your stockholder interest in the Company for any reason, except as otherwise stated within the Plan. Any stock dividends paid in respect of any unvested portion of the Stock Grant will be subject to the same restrictions and other terms and conditions that apply to the underlying Shares with respect to which such stock dividends are issued.

     11. Withholding of Tax and Section 83(b) Election. The Company shall deduct from the Shares due to you under the Agreement all federal, state, local or other taxes of any kind that the Company, in its sole discretion, deems necessary to be withheld to comply with the Internal Revenue Code of 1986, as amended (the “Code”), and/or any other applicable law, rule or regulation. Alternatively, in the Company’s sole discretion, you may instead pay to the Company in cash an amount equal to the applicable withholding taxes determined by the Company as being required to be withheld or collected under applicable federal, state, or local laws or regulations. Furthermore, the Company shall have the right to deduct and withhold any such applicable taxes from, or in respect of, any dividends or other distributions paid on or in respect of the Common Stock comprising the Stock Grant. You will notify the Company of your intention to make an election under Section 83(b) of the Code at least five (5) business days before making such election.

     12. Extraordinary Corporate Transactions. You understand and agree that the existence of this Stock Grant will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     13. Governing Law. The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

     14. Notices. Any notice you give to the Company pursuant to the Plan or this Agreement must be in writing and either hand-delivered or mailed to the Corporate Secretary of the Company (or to the Chief Financial Officer if the position is vacant). If mailed, it should be sent by certified mail and be addressed to the foregoing executive at the Company’s then corporate headquarters. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You and the Company may change the address for notice by like notice to the other. Notice will be deemed to have been duly delivered when hand-delivered, or, if mailed, on the day such notice is postmarked.

     15. Resolution of Disputes. As a condition of this Stock Grant, you, on behalf of yourself, your heirs, successors and personal representatives (“you and your successors”), agree that any dispute or disagreement which may arise hereunder shall be decided by the Compensation Committee of the Company’s Board of Directors (or other administrator of the Plan, the “Administrator”). You and your successors agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Stock Grant, and you and your successors hereby explicitly waive any right to judicial review.

COSTAR GROUP, INC.

By

Name:

Title:

ACKNOWLEDGMENT

     I acknowledge receipt of a copy of the attached Plan. I represent that I have read and am familiar with the Plan’s terms. I accept the Stock Grant subject to all of the terms and provisions of this Agreement and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Stock Grant.

Date:

Signature of Stock Grantee

     No one may sell, transfer, or distribute this Stock Grant or the securities that may be issued upon exercise of this Stock Grant without an effective registration statement relating thereto or a satisfactory opinion of counsel satisfactory to the Company or other information and representations satisfactory to the Company that such registration is not required.

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